UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 5, 2012

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 100, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-
4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to a certain Royalty Agreement dated as of July 1, 2011 the  SecureAlert, Inc. (the “Registrant”) granted Borinquen Container Corporation (“BQN”) the right to receive twenty percent (20%) of the net revenues of the Registrant in a certain geographic territory including Central and South America and the Caribbean (the “Royalty Agreement).  Under the terms of the Royalty Agreement the Registrant had the option to buy back the Royalty by September 30, 2012.

On September 5, 2012 the “Registrant entered into an agreement with BQN and Tetra House Pte Ltd (“TH”) wherein, the Registrant will buy back from BQN the Royalty and TH will purchase all of the shares of common and preferred shares of the Registrant owned by BQN (the “Shares”).  The total purchase price for the Royalty and the shares of the Registrant owned by BQN is $13,100,000 payable in two payments.  The first payment of $6,000,000 is due by September 17, 2012 and the second payment of $7,100,000 is due by November 16, 2012. The Registrant bought back the Royalty and TH purchased the Shares for approximately $10,715,316 and $2,384,684, respectively.  The Shares are valued at $0.0225 per share.

Item 9.01 Financial Statements and Exhibits.

10.1  Royalty and Stock Purchase Agreement, dated September 5, 2012 by and between Borinquen Container Corporation, Tetra House Pte Ltd and SecureAlert, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

	By:	/s/ John L. Hastings, III
Dated: September 11, 2012		John L. Hastings, III, CEO